Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement (File No. 333-249375) of our report dated March 31, 2021 with respect to the consolidated financial statements of Boxlight Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in this Registration Statement.

Our report dated March 31, 2021 contains an explanatory paragraph which states the following:

The Company has changed its method of accounting for revenue recognition in 2019 with the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

October 6, 2021